Contact: James C. Miller

724-465-1487

TO BE RELEASED

Tuesday, August 17, 2004

at 10:00 a.m.

S&T Bancorp, Inc. Announces Senior-Level Management Promotions

Indiana, Pennsylvania - Following its August 16, 2004 meeting, the Boards of Directors of S&T Bancorp, Inc. (NASDAQ:STBA) and S&T Bank announced that James C. Miller has been named Chairman of both the S&T Bancorp, Inc. and S&T Bank Boards of Directors. Mr. Miller will fill the position Robert D. "Bob" Duggan had held from 1993 until his death on July 29, 2004. Mr. Miller will also continue in his role as Chief Executive Officer of S&T Bancorp, Inc. and S&T Bank. He joined S&T in 1983 as Executive Vice President, was promoted to President in 1993 and named CEO in 1998. He has also been a Director of both S&T Bancorp, Inc. and S&T Bank since 1993. Mr. Miller is a graduate of Penn State University.

In a related matter, Todd Brice was named President of both S&T Bancorp, Inc. and S&T Bank, also effective as of the August 16, 2004 board meeting. Mr. Brice joined S&T in 1985, and his most recent position has been as Executive Vice President in the commercial lending area. He is a graduate of Grove City College.

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S&T Bancorp Announces

Management Changes

Other management promotions announced at the same time include the promotion of David L. Krieger and Edward C. Hauck to the position of Senior Executive Vice President. In addition, David G. Antolik was promoted to Executive Vice President, commercial lending. Mr. Krieger, who heads the commercial lending department for S&T joined the bank in 1984. He is a graduate of Clarion University. Ed Hauck, who heads the retail and operations area of S&T, joined the bank in 1987. He is a graduate of Indiana University of Pennsylvania (IUP). David Antolik, whose most recent position has been Senior Vice President in the commercial lending area, joined S&T in 1990. He is also a graduate of IUP.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 49 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.0 billion, S&T Bancorp, Inc. stock, trades on the NASDAQ National Market System under the symbol STBA.